Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Petco Health and Wellness Company, Inc.

(a Delaware corporation)

Petco Health and Wellness Company, Inc., organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation is Petco Health and Wellness Company, Inc.

2. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 8, 2021 under the name “Petco Health and Wellness Company, Inc.”

3. This Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) restates, integrates and amends the certificate of incorporation of the Corporation, as amended and/or restated. This Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4. The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Petco Health and Wellness Company, Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,175,000,000, consisting of: 1,000,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 75,000,000 shares of Class B-1 Common Stock, par value $0.001 per share (“Class B-1 Common Stock”), 75,000,000 shares of Class B-2 Common Stock, par value $0.000001 per share (“Class B-2 Common Stock” and, together with Class A Common Stock and Class B-1 Common Stock, the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The number of outstanding shares of Class B-1 Common Stock and Class B-2 Common Stock must be equal to each other at all times. Upon the effectiveness of the filing of this Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), (i) 71 shares of Class B-2 Common Stock held by 9314601 Canada Inc. issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into 18,517,483 issued and outstanding, fully paid and nonassessable shares of Class B-2 Common Stock, (ii) 29 shares of Class B-2 Common Stock held by CVC Pet LP issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into 19,273,298 issued and outstanding, fully paid and nonassessable shares of Class B-2 Common Stock, (iii) 217,910,474 shares of Class A Common Stock held by Scooby Aggregator, LP issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into 20,479,895 issued and outstanding, fully paid and nonassessable shares of Class A Common Stock, (iv) 1,603,951,046 shares of Class A Common Stock held by Scooby Aggregator, LP issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into 150,744,245 issued and outstanding, fully paid and nonassessable shares of Class A Common Stock and 37,790,772 issued and outstanding, fully paid and nonassessable shares of Class B-1 Common Stock and (v) all of the shares of Class B-1 Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into 9 issued and outstanding, fully paid and nonassessable shares of Class B-1 Common Stock. Each certificate, if any, that previously represented shares of Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock issued and outstanding immediately prior to the Effective Time shall from and after the Effective Time represent the number of shares of Common Stock, respectively, into which such shares were converted pursuant hereto.

Section 4.2 Common Stock.

(a) Voting.

(i) Generally. Except as otherwise required by the DGCL or as set forth in this Certificate of Incorporation: (A) each holder of record of Class A Common Stock, as such, shall be entitled to vote on all matters on which stockholders generally are entitled to vote, including, without limitation, the election, removal or replacement of directors, (B) each holder of record of Class B-1 Common Stock, as such, shall be entitled to vote on all matters on which stockholders generally are entitled to vote, other than the election, removal or replacement of directors, and (C) each holder of record of Class B-2 Common Stock, as such, shall be entitled to vote only on the election, removal or replacement of directors and shall not be entitled to vote on any other matter. Subject to the foregoing limitation on the voting rights of the Class B-1 Common Stock and the Class B-2 Common Stock, each holder of Class A Common Stock, each holder of Class B-1 Common Stock and each holder of Class B-2 Common Stock shall be entitled to one vote for each share of Common Stock held on any matter upon which they are entitled to vote. There shall be no cumulative voting.

(ii) Class Voting. Except as required by the DGCL or as set forth in this Certificate of Incorporation, on any matter submitted to a vote of the holders of Common Stock, the holders of the Class A Common Stock, the Class B-1 Common Stock and/or the Class B-2 Common Stock, as applicable, entitled to vote on such matter shall vote together as a single class, and not separately as single classes, at any annual meeting or special meeting of the stockholders of the Corporation, or in connection with any action taken by written consent.

(iii) Vote on Amendment to Terms of Preferred Stock. Unless otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock, the Class B-1 Common Stock and Class B-2 Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, dividends and other distributions may be declared and paid on the Class A Common Stock and the Class B-1 Common Stock equally, on a per share basis, out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine; provided, however, that in the event that such dividend or other distribution is paid in the form of shares of Common Stock or rights to acquire Common Stock, (i) the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and (ii) the holders of Class B-1 Common Stock shall receive Class B-1 Common Stock or rights to acquire Class B-1 Common Stock, as the case may be. In the event that any shares of Class B-1 Common Stock or any right to acquire any shares of Class B-1 Common Stock are issued as a dividend or other distribution to the holders of Class B-1 Common Stock, a corresponding number of shares of Class B-2 Common Stock or right to acquire a corresponding number of shares of Class B-2 Common Stock, respectively, shall be issued pro rata to the holders of Class B-2 Common Stock as a dividend or distribution. Except as otherwise provided under this Certificate of Incorporation, dividends and other distributions shall not be declared by the Board of Directors or paid in respect of Class B-2 Common Stock. Notwithstanding the foregoing, the Board of Directors may declare and pay a dividend or other distribution per share of Class A Common Stock or Class B-1 Common Stock that is not equal to the dividend or other distribution declared and paid (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if the declaration and payment of such unequal dividend or distribution are approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B-1 Common Stock, each voting separately as a class.

(c) Conversion.

(i) Conversion Rights.

(A) Subject to Section 4.2(c)(ii)(C), shares of Class A Common Stock shall be convertible at any time at the option of the holder of such shares into an equal number of shares of both Class B-1 Common Stock and Class B-2 Common Stock but only at such time that such holder is, without giving effect to the applicable conversion in question, the record owner of shares of Class B-1 Common Stock or Class B-2 Common Stock. Any such holder converting any of its shares of Class A Common Stock may require that any such shares of Class B-2 Common Stock (that would otherwise be issued to such holder pursuant to such conversion) be issued to any of its Affiliates (as defined in the Stockholder’s Agreement to be entered into by and between the Corporation and Scooby Aggregator, LP (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholder’s Agreement”)) or any holder of Class B-2 Common Stock as may be designated by such requesting holder. Shares of Class B-1 Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of the holder of such shares of Class B-1 Common Stock.

(B) Subject to Section 4.2(c)(ii)(C), upon any transfer of shares of Class B-1 Common Stock by the Principal Stockholder (as defined in the Stockholder’s Agreement), which is, as of the Effective Time, indirectly controlled by (1) certain funds or vehicles (the “CVC Funds”) advised and/or managed by CVC (as defined in the Stockholder’s Agreement) and (2) Canada Pension Plan Investment Board, a Canadian company (“CPP Investments,” and together with CVC, the CVC Funds and their respective Affiliates (as defined in the Stockholder’s Agreement) and successors, the “Sponsors”), to any person other than the Sponsors, such shares of Class B-1 Common Stock shall automatically convert into shares of Class A Common Stock, effective immediately upon such transfer. The Principal Stockholder may elect for the automatic conversion provisions of this subsection (B) to apply to any transfer of shares of Class B-1 Common Stock held by an Affiliate (as defined in the Stockholder’s Agreement) of the Principal Stockholder, in each case by written notice delivered to the Corporation at its principal office prior to such transfer.

(ii) Conversion Mechanics.

(A) Each conversion of shares pursuant to Section 4.2(c)(i)(A) shall be effected, in the case of certificated shares, by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours and, in the case of both certificated and uncertificated shares, by delivery to the Corporation at its principal office of prior written notice by the holder of such shares stating the number of shares that any such holder desires to so convert and identifying the holder of Class B-2 Common Stock that will transfer a corresponding number of Class B-2 Common Stock to the Corporation in connection with such conversion. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates representing the shares of Class B-1 Common Stock being converted, if applicable, have been surrendered to the Corporation and the same number of shares of Class B-2 Common Stock have been transferred to the Corporation (in accordance with Section 4.2(c)(ii)(C)), and at such time, the rights of any such holder with respect to the converted class of Common Stock shall cease. In the case of any conversion pursuant to Section 4.2(c)(i)(B), such conversion shall be deemed to occur automatically, and without any further action by the transferee or the transferor (except that, prior to the conversion, such transferor must cause an equal number of shares of Class B-2 Common Stock to be transferred and delivered to the Corporation at its principal office in accordance with Section 4.2(c)(ii)(C) hereof), simultaneously with the transfer of the relevant shares of Class B-1 Common Stock to the transferee. Simultaneously with the conversion, the person or persons in whose name or names the new shares of Common Stock are to be issued upon such conversion shall be deemed to no longer be the holder of the shares of Class B-1 Common Stock so transferred and to be the holder or holders of record of the shares of Class A Common Stock into which the shares of Class B-1 Common Stock were converted.

(B) In the case of certificated shares, promptly after such surrender and the receipt by the Corporation of the written notice from such holder, the Corporation shall issue and deliver, in accordance with the surrendering holder’s instructions, the certificate or certificates for the Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted. The issuance of certificates for the Common Stock upon conversion shall be made without charge to the holder or holders of such shares. Notwithstanding the previous sentence, the holder shall pay (or reimburse the Corporation for) any and all documentary, stamp or similar issue or transfer taxes in respect of the conversion or other cost incurred by the Corporation or the holder in connection with such conversion.

(C) As a condition precedent to any conversion or transfer of Class B-1 Common Stock pursuant to Section 4.2(c)(i)(A) or Section 4.2(c)(i)(B), respectively, the converting or transferring holder, as applicable, must cause an equal number of shares of Class B-2 Common Stock to be simultaneously transferred to the Corporation. Any purported conversion or transfer of shares of Class B-1 Common Stock that is not accompanied by a simultaneous transfer of an equal number of shares of Class B-2 Common Stock shall be void ab initio, and no conversion or transfer of the Class B-1 Common Stock into shares of Class A Common Stock shall occur. Any transfer of Class B-2 Common Stock that occurs pursuant to this Section 4.2(c)(ii)(C) shall be deemed effective at the time that the corresponding transfer or conversion of Class B-1 Common Stock is deemed to be effective or to occur pursuant to Section 4.2(c)(i)(A) or Section 4.2(c)(i)(B), respectively, and at such time, such shares of Class B-2 Common Stock shall no longer be deemed outstanding and the rights of any previous holder of Class B-2 Common Stock with respect to such stock shall cease.

(iii) Amendment to Conversion Rights. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, Section 4.2(c) may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent with Section 4.2(c) may be adopted, in addition to any other vote required by the DGCL or this Certificate of Incorporation, only by the affirmative vote of the holders of at least a majority of the shares of Class B-1 Common Stock then outstanding.

(d) Transfers. The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

(e) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them, provided, however, that the aggregate distribution to the holders of Class B-2 Common Stock, as such, shall be limited to the aggregate par value of such holders’ then-outstanding shares of Class B-2 Common Stock.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV (including any Preferred Stock Designation), the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the requirements of this Certificate of Incorporation with respect to the outstanding number of shares of Class B-1 Common Stock and Class B-2 Common Stock being equal in number, and Section 4.6, the number of authorized shares of Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5 Redemption; Cancellation. The Class A Common Stock, the Class B-1 Common Stock and the Class B-2 Common Stock are not redeemable. Subject to the requirements of this Certificate of Incorporation with respect to the outstanding number of shares of Class B-1 Common Stock and Class B-2 Common Stock being equal in number, nothing in this Section 4.5 shall prevent the Corporation from repurchasing shares of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock.

Section 4.6 Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Class B-1 Common Stock for Class A Common Stock.

Section 4.7 Reclassifications, Mergers and Other Transactions.

(a) Proportional Treatment. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class, subject to the requirements of this Certificate of Incorporation with respect to the outstanding number of shares of Class B-1 Common Stock and Class B-2 Common Stock being equal in number, is approved by (i) the holders of a majority of the outstanding Class A Common Stock, (ii) the holders of a majority of the outstanding Class B-1 Common Stock and (iii) the holders of a majority of the outstanding Class B-2 Common Stock, each of (i), (ii) and (iii) voting as separate classes.

(b) Maintenance.

(i) The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, subdivision, combination or recapitalization, with respect to the shares of Class B-1 Common Stock and Class B-2 Common Stock outstanding necessary to maintain at all times a one-to-one ratio between such classes of stock.

(ii) The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each share of Class B-1 Common Stock and each share of Class B-2 Common Stock, on a combined basis, shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted; provided, that the consideration for each share of Class B-1 Common Stock and Class B-2 Common Stock on a combined basis shall be deemed the same kind and amount into which or for which each share of Class A Common Stock is exchanged or converted, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the Board of Directors in good faith) to maintain the relative voting and economic rights of the Class B-1 Common Stock and the Class B-2 Common Stock relative to each other and the Class A Common Stock; provided, further, that the foregoing provisions of this Section 4.7(b)(ii) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (A) the holders of a majority of the outstanding Class A Common Stock and (B) the holders of a majority of the outstanding Class B-1 Common Stock, each of (A) and (B) voting as separate classes.

Section 4.8 Class B-2 Transfer Restriction. No holder of shares of Class B-2 Common Stock may, directly or indirectly, offer, sell, gift, assign or transfer (whether by merger, consolidation, conversion, operation of law or otherwise) (for purposes of this Section 4.8, each a “Transfer”) any shares of Class B-2 Common Stock other than to the Corporation or to any Affiliate (as defined in the Stockholder’s Agreement) of such holder, the Principal Stockholder, a Sponsor or any other person designated by the Principal Stockholder. Transfer shall include the grant of a pledge, lien, charge or grant of a security interest in shares of Class B-2 Common Stock but shall not include any such pledge, lien, charge or grant in favor of any person to whom the Principal Stockholder simultaneously pledged or otherwise granted a security interest in any of the Principal Stockholder’s shares of Common Stock (or any transfer of such shares in connection with any foreclosure thereon). Any attempt by a holder of Class B-2 Common Stock to Transfer all or any part of its shares of Class B-2 Common Stock in violation of this Section 4.8 shall be void ab initio and shall not be effective to Transfer any such shares or any interest therein.

Section 4.9 Legends. All certificates or book entries representing shares of Class B-1 Common Stock and Class B-2 Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER, IF ANY) SET FORTH IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of not fewer than three nor more than 15 directors, the exact number to be determined from time to time solely by resolution of the Board of Directors, subject to the rights granted to the Principal Stockholder pursuant to the Stockholder’s Agreement.

Section 5.2 Classification; Vacancies and Newly Created Directorships; Removal.

(a) Except as may be otherwise provided with respect to directors elected by the separate vote of the holders of one or more series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. The Board of Directors shall have the exclusive power to fix the number of directors in each class, subject to the rights granted to the Principal Stockholder pursuant to the Stockholder’s Agreement. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Section 5.2, directors of each class, the term of which shall then expire, shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be fixed solely by the Board of Directors (as determined solely by the Board of Directors), subject to the rights granted to the Principal Stockholder pursuant to the Stockholder’s Agreement. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III, subject to the rights granted to the Principal Stockholder pursuant to the Stockholder’s Agreement.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director, in each case, in the manner permitted by the Stockholder’s Agreement. Any director so chosen shall hold office until the next election of the class, for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Any director (other than any Preferred Stock Director) may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote on the election and removal of directors; provided, however, that prior to the Trigger Date (as defined below), any such director may be removed at any time, with or without cause, by the holders of at least a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the election and removal of directors in the manner permitted by the Stockholder’s Agreement. Notwithstanding the foregoing, whenever the holders of any class or series are entitled to elect one or more directors by this Certificate of Incorporation (including any Preferred Stock Designation), with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series, and not the vote of the outstanding shares as a whole, shall apply. For purposes of this Certificate of Incorporation, the “Trigger Date” means the first date on which the Principal Stockholder ceases to beneficially own (directly or indirectly) shares representing at least 50% of the aggregate number of shares of Class A Common Stock and Class B-1 Common Stock issued and outstanding (as adjusted for stock splits, combinations, reclassifications and similar transactions), with such beneficial ownership to be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d) During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3 Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Written Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation (as amended from time to time, the “Bylaws”) so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c) Annual Meeting. Any annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

ARTICLE VI

STOCKHOLDER ACTION

Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken upon a vote of the stockholders at an annual or special meeting duly called or by consent of the stockholders in lieu of a meeting of stockholders. From and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only at an annual or special meeting of stockholders duly called and may not be taken by consent of the stockholders in lieu of such a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), prior to the Trigger Date, a special meeting of the stockholders of the Corporation may be called at any time by the Board of Directors or the Chairman of the Board of Directors and shall be called by the Chairman of the Board of Directors or by the Secretary of the Corporation at the request of the Principal Stockholder and may not be called by any other person or persons. From and after the Trigger Date, except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors or the Chairman of the Board of Directors, and may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

ARTICLE VIII

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

Section 8.1 Opt Out. The Corporation hereby expressly elects that it shall not be governed by, or otherwise subject to, Section 203 of the DGCL.

Section 8.2 Applicable Restrictions to Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which any class of Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 8.3 Certain Definitions. For purposes of this Article VIII, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article VIII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article VIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (A) any Principal Holder, Principal Holder Direct Transferee or Principal Holder Indirect Transferee, (B) a stockholder that becomes an interested stockholder inadvertently and (x) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder and (y) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership or (C) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such person specified in this clause (C) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “Principal Holder Direct Transferee” means any person that acquires (other than in a registered public offering), directly from one or more of the Principal Holders, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(i) “Principal Holder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Holder Direct Transferee or any other Principal Holder Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(j) “Principal Holders” means the Principal Stockholder, the Sponsors, affiliates of the Sponsors and the Principal Stockholder, 9314601 Canada Inc., a Canadian corporation (“9314601 Canada Inc.”), affiliates of 9314601 Canada Inc., and their respective successors; provided, however, that the term “Principal Holders” shall not include (i) the Corporation or any of the Corporation’s direct or indirect subsidiaries and (ii) any of the Principal Holders’ respective portfolio companies (as such term is commonly understood).

(k) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(l) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article VIII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

ARTICLE IX

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE X

AMENDMENT

Section 10.1 Amendment of the Certificate of Incorporation. Subject to the rights granted to the Principal Stockholder pursuant to the Stockholder’s Agreement, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding the foregoing, from and after the Trigger Date, subject to the rights granted to the Principal Stockholder pursuant to the Stockholder’s Agreement and except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, VII, VIII, X, XI, XII and XIII of this Certificate of Incorporation.

Section 10.2 Amendment of the Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding and to the rights granted to the Principal Stockholder pursuant to the Stockholder’s Agreement, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws, and in addition to any requirements of applicable law and subject to the rights granted to the Principal Stockholder pursuant to the Stockholder’s Agreement, (a) prior to the Trigger Date, the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws, and (b) from and after the Trigger Date, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws.

ARTICLE XI

LIABILITY OF DIRECTORS

Section 11.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 11.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article XI, or the adoption of any provision inconsistent with this Article XI, shall not affect its application with respect to an act or omission by a director occurring before such amendment, adoption, repeal or elimination. If the DGCL hereafter is amended to eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the DGCL, as so amended.

ARTICLE XII

FORUM FOR ADJUDICATION OF DISPUTES

Section 12.1 Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of

Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article XII, “internal corporate claims” means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Section 12.2 Enforceability. If any provision of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIII

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 13.1 General. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives, including any directors designated for nomination and election to the Board of Directors by the Principal Stockholder pursuant to the Stockholder’s Agreement, of the Principal Stockholder, Sponsors and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, and (b) the Principal Stockholder, Sponsors, 9314601 Canada Inc. and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholder, Sponsors, 9314601 Canada Inc. or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 13.2 Renunciation of Certain Corporate Opportunities; No Duty to Refrain. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for the Principal Stockholder, Sponsors, 9314601 Canada Inc. or any of their respective Affiliates (such Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the Corporation or any of its Affiliates. To the fullest extent permitted by law, none of the Identified Persons shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section 13.3 Opportunities Not Deemed Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

Section 13.4 Definitions. For purposes of this Article XIII, (a) “Affiliate” means, (i) in respect of the Principal Stockholder, any Sponsor or 9314601 Canada Inc., any Person that, directly or indirectly, is controlled by such Principal Stockholder, Sponsor or 9314601 Canada Inc., controls such Principal Stockholder, Sponsor or 9314601 Canada Inc., or is under common control with such Principal Stockholder, Sponsor or 9314601 Canada Inc. and shall include (A) any principal, member, director, partner, manager, stockholder, officer, employee or other representative, including any directors designated for nomination and election to the Board of Directors by the Principal Stockholder pursuant to the Stockholder’s Agreement, of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation and any of the respective portfolio companies (as such term is commonly understood) of the Principal Stockholder, any Sponsor or 9314601 Canada Inc.) and (B) any funds or vehicles advised by respective Affiliates of such Principal Stockholder, Sponsor or 9314601 Canada Inc. and (ii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (b) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 13.5 Notice and Consent. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

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This Second Amended and Restated Certificate of Incorporation shall become effective at 8:00 a.m. Eastern Time on January 19, 2021.

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 15th day of January, 2021.

Petco Health and Wellness Company, Inc.

By:	/s/ Ilene Eskenazi
	Name:	Ilene Eskenazi
	Title:	Chief Legal Officer and Secretary

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION